Exhibit 99

Text of Opening Remarks at

MORGAN STANLEY

10th Annual

Media and Communications Conference

on May 5, 2005

Bill Kerr

Good afternoon. I'm Bill Kerr, Chairman and CEO of Meredith. Suku Radia, our Chief Financial Officer is with me today. We thank Doug Arthur and Morgan Stanley for giving us an opportunity today to share some insight on Meredith and the value we offer investors.

In our remarks we will include statements considered forward-looking within the meaning of federal securities laws. A comprehensive description of the risk factors can be found in our earnings release dated April 26, 2005 and in most of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

For those of you not familiar with Meredith, each month we reach more than 75 million American consumers through our magazines, books, custom publications, web sites and television stations. We are the leading home and family publisher in America, led by Better Homes and Gardens and Ladies' Home Journal. Additionally, we operate highly successful custom publishing and book businesses that have grown at a rapid rate. We operate 14 broadcast television stations in key markets such as Atlanta, Phoenix, Portland, Las Vegas and Nashville.

Before we take your questions, let me highlight four objectives on which we are keenly focused.

First, we are very much on track to achieve the long-term financial targets that we have enunciated during the past two years. We have stated earnings per share should grow in the low-double digits in non-political years and in the mid-to-high teens in political years. In the past few years, we have produced earnings growth well beyond these targets. In fiscal 2003-a political year-earnings per share increased 35 percent; fiscal 2004 earnings per share rose 24 percent to a record $2.00. On our conference call last week, we indicated fiscal 2005 earnings per share would approximate $2.50, which would equate to a 28 percent compound annual growth rate over this time period.

Some of this earnings growth was attributable to our fixing the Broadcasting business, which had been underperforming. We believe that as we are completing the turnaround in that business, the earnings per share targets are sustainable.

Let me give you a little more detail about our two operating groups:

    Publishing should increase its operating profit margin to 20 percent in fiscal 2006. The group improved its margin from 16 percent in fiscal 2002 to 18 percent in fiscal 2004. We have a high level of confidence that we will meet or exceed the objective.
    Broadcasting should improve its EBITDA margin to 40 percent in the next 18 to 24 months. The group improved its margin from 23 percent in fiscal 2002 to 32 percent in fiscal 2004. In the nine months of fiscal 2005, Broadcasting increased its EBITDA margin more than 5 percentage points to 34 percent.

Second, we are very upbeat with respect to our Publishing Group. Advertising trends have improved significantly. On our conference call, we stated Publishing advertising revenues are expected to increase in the mid-single digits in the fourth quarter ending June 30th. We are experiencing broad-based advertising strength across our magazines.

Our non-advertising/non-circulation sources of revenue are a real plus for our Publishing Group as well. Most notably, our book and integrated marketing businesses have grown rapidly in recent years, diversifying our revenue beyond traditional advertising. For the nine months of fiscal 2005, non-advertising/non-circulation sources represented 26 percent of total Publishing revenues, compared with 20 percent in fiscal 2002.

Our database and circulation expertise continue to distinguish us from our competitors. Contrary to most other publishers, we operate our circulation activities to contribute to our profit growth. Our long-term direct-to-publisher model has, and will continue to produce meaningful contribution, as we rely very little on third party sources for our circulation.

The third point to remember is that although fiscal 2006 is a non-political year, we are very positive about our Broadcasting Group. Paul Karpowicz, who joined us in mid-February as President of this group, is off to a great start. As you get to know Paul, I am sure you will agree he is a strong addition to our management team.

Meredith Broadcasting has outpaced the industry consistently in terms of spot advertising, outperforming the industry average in 15 of the last 17 quarters, as reported by the Television Bureau of Advertising.

This performance reflects our ability to continue to produce ratings and share improvement for our news. In the February ratings book, for the key adult 25-54 demographic group, we increased audience share for 61 percent of our weekday news day-parts. In particular, we produced strong gains in Phoenix, Portland, Hartford, Nashville and Kansas City. We are very encouraged by the ratings momentum, which we have been able to sustain for some time.

The fourth takeaway is that we believe our stock is undervalued and we are buying our shares aggressively. Based on the closing price on April 28, 2005, our shares were trading at 18.7 times the mean fiscal 2005 earnings per share estimate. This valuation is not only the lowest in four years for the end of April, but it represents a 29 percent discount from our average PE multiple during this time. For further perspective, the average forward PE multiple of our SEC peer group is 20.3.

We have acted on the belief that our shares are under priced. To date in fiscal 2005, we have repurchased approximately 1.9 million shares, compared with about 750,000 shares in all of fiscal 2005.

Doug, with that brief introduction, we'll take questions.